EXHIBIT 99.2
To Form 8-K dated January 28, 2010

Seacoast Banking Corporation of Florida
Fourth Quarter 2009 Earnings Conference Call
January 29, 2010
9:30 AM Eastern Time

Operator:
Good morning, ladies and gentlemen, and welcome to the Seacoast’s Fourth Quarter/Year End Earnings Release
Conference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.
Dennis S. Hudson III:	Thank you very much, and welcome to Seacoast’s Fourth Quarter 2009 Earnings Conference Call.

Before I begin, I’ll direct your attention to the statement at the end of our press release concerning forward statements. During the call, we will be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered within the meaning of 27A of that Act.

With me today is Jean Strickland, our Bank President and Chief Credit Officer; Russ Holland, our Chief Banking Officer; and also Bill Hahl, our Chief Financial Officer.

During last quarter’s quarter conference call, I stated that we believed we were at, or very close to, an inflection point or peaking in the level of problem loans. Well this quarter, we produced the first meaningful decline in the level of nonperforming loans thus far in this cycle. I also said last quarter that we believed our credit costs, our charge-offs, and our provisioning were at or close to peaking. Well, we had another tough quarter for credit costs, that’s for sure, but we believe the charge-offs and loan provisioning will be significantly lower in the first quarter of 2010.

Now, I’d like to tell you why we believe this. But before I do, I want to make a few comments about our loss for the quarter. We reported a loss for the quarter totaling $36.1 million. Including preferred stock dividends and accretion, the net loss applicable to common shareholders was $0.69 per share, an improvement over the $1.21 loss we recorded last quarter. As with last quarter, we did not book any tax benefit this quarter, so our pretax loss fell straight to the bottom line. This is consistent with our statements last quarter, in that we do not intend to increase our deferred tax asset until such time as we are comfortable that our credit losses are beginning to moderate and we can place stronger reliance on our forecast of future taxable earnings. Simply put, we do not want to add to the DTA until we are comfortable that it will not be challenged. Now the tax benefit for the third and fourth quarters of 2009 totaled $29 million. At some point in the future, as our credit losses begin to stabilize and become less volatile, this entire benefit, totaling $29 million, will fall directly to our bottom line, which will not only boost earnings for that quarter, but also tangible common equity.

Now back to our credit outlook. During last quarter’s conference call, I stated that we were moving ahead of schedule and our targeted problem loan liquidation plan; and I said we had positioned ourselves to achieve even more rapid progress in the quarter ahead. I said that we had charged down a number of loans that would either be restructured or considered for sale in the next few quarters. Well, we achieved better performance than even I expected with the sale of around $68 million in nonperforming loans, which has helped us reduce the level of nonaccrual loans by $56 million during the quarter. Nonaccrual loans fell $56 million and stand at $98 million at year-end.

During the quarter, about half of our loan sales were residential home mortgages. We did this as we saw values in this part of the loan sale market improve early in the quarter as buyers began to sense a bottoming. This sale reduced our nonperforming ratio for this portfolio, which includes our home equity loans, to a little over 2%. This accounted for a significant portion of our loss for the quarter, but we took advantage of an improvement in market conditions—and we got in return an almost total clean up of our home mortgage portfolio.

During the quarter, we also moved out a few larger balance exposures in the CRE portfolio and continued to write down the various components of the construction and development portfolios. Our relentless drive to muscle down our larger and most problematic exposures was largely completed this quarter. The larger exposures that remain are in aggregate far less significant than they were two years ago. A number of remaining larger exposures were moved into troubled debt restructures this quarter as we worked with borrowers who have experienced cash flow stress, but who have business plans and cash flow support that makes sense to us.

Reducing risk by eliminating, liquidating or restructuring our larger exposures was the goal we achieved for 2009. For this reason, we expect lower loss severity and loss volatility going forward. And as I said earlier, we expect our loan provisioning for the upcoming quarter will be substantially lower. We believe the worst is behind us.

In the coming months, we are moving some of our smaller and less complex workout loans out of our markets and into our special assets group to clear the way for more aggressive calling and business development efforts on the part of our market leaders. Our retail market leaders have done a terrific job caring for and building our retail customer franchise in the difficult period we have come through. We now want to bring renewed focus to our commercial customer franchise. The economy is still very weak. Demand for good credit is extraordinary limited, but the competition is almost nonexistent. As we see the economy starting to stabilize, we think the opportunities will be absolutely incredible.

Now, I’ll turn the call over to Bill for a few more comments before we open up for a few questions. Bill.

William R. Hahl: Yes. Thanks, Denny. As in the past, we have posted some slides on our website, and I’ll be referring to a few of those during my comments this morning. Like last quarter, although we had a loss, there are certain positive operating trends which I will briefly highlight, and then have further additional comments later. The most notable positive in the fourth quarter was improved credit trends from the prior quarter, which Denny discussed. Both nonperforming loans and early stage delinquencies declined. Further deposit growth and the positive mix shift continued, but were not significant enough to offset the negative impact from the decline in asset yield and the asset mix shift which caused the margin to decline. The continued improved deposit metrics reflects favorably on the tremendous effort being put forth by our team to improve client retention and acquisition capabilities for core personal deposits. As a result, we increased customer satisfaction, and it showed up again in our deposit numbers in the fourth quarter and for the year.

Overall, fee revenue remained cyclically soft and reduced consumer spending resulted in a decline in many fee-related sources of income throughout the year and the fourth quarter. This impacted noninterest income, excluding security gains, in the fourth quarter, which declined by 1% compared to the fourth quarter last year. Results were unchanged compared to the third quarter. Security gains totaled $2.2 million in the fourth quarter as we continue to reposition the portfolio to take advantage of spread tightening that has occurred since the beginning of the year. As a result, total revenues were up 8.7% in the fourth quarter compared to the prior year. Disciplined expense management was also evident across controllable operating expenses again this quarter. However, expenses related to other real estate, FDIC insurance, and credit and collection costs have remained high. I believe we are doing a good job controlling what we can control and taking advantage of opportunities that are out there even in the current environment.

Now turning to Slide 6 and noninterest expense, it all comes down to this for expense management. Notably the economic and regulatory environments are ultimately out of our control. Expenses, which are controllable, have declined by 9.8% compared to the fourth quarter of last year and by 3% compared to last quarter. On this slide, we have adjusted out some of the one-time items and credit costs that will decline as the level of nonperforming assets decrease and the economy improves. As we have indicated, we believe nonperforming assets may have peaked in the third quarter, so we are hopeful that credit costs will follow. We saw some improvement with lower costs in this area in the fourth quarter.

Turning to Slide 4, I have a few comments on our capital position. Slide 4 illustrates our capital position throughout 2009, with risk-based measures well above regulatory minimums. During 2009, we completed a successful common stock offering with gross proceeds of $76 million in the third quarter and another $13.5 million in the fourth quarter. We maintain a solid capital level with estimated Tier 1 ratio of 14% and a total risk-based capital ratio of 15% at year-end. Tangible common equity to tangible assets is at 4.9%. On a pro forma basis, assuming the recapture of the tax benefits not provided in the third and fourth quarters, as Denny mentioned, the ratio would improve by about 130 basis points to 6.3%. And as Denny mentioned, we believe this recapture could occur as soon as ...we are hoping some time in the next year we will be able to place greater reliance on our forecast of future taxable earnings.

Moving to deposits, the pace of growth of deposits, excluding brokered CDs, increased nicely during the fourth quarter. Please note that like last quarter, this quarter’s growth continued in core deposit customer accounts, which improved market share and services per household. While total deposits, excluding brokered CDs, grew by $31 million or 2% year-over-year, personal core deposit balances increased by $62 million or 9%. In addition, we continue to manage our CD pricing carefully due to our strong liquidity position. As summarized on Slide 5, in the fourth quarter we had average balance sheet liquidity of $197 million. I’m happy to report that the add-on rates for CDs have been coming down and they were below 1% for the last two months of 2009, so we should be able to see some continued lowering of overall funding costs.

I’ll now take a minute to cover the margin on Slide 7. We discussed our view of the margin-related risk and opportunities for the fourth quarter of 2009 during last quarter’s call. The margin decline this quarter was a result of negative loan growth, the loan restructures, which decreased earning asset yields, as well as an increased on balance sheet liquidity that I mentioned, offset by better funding costs, lower deposit costs, and a better mix. We have been cautious in our investment purchases not to increase our interest rate risk imprudently just to benefit margin improvement. At an appropriate time in 2010, investment of excess liquidity will support margin improvement. Netting pluses and minuses, our guidance on future net interest margin is for the margin to remain relatively stable in the short run, with expansion possible from declining deposit costs, reduced pressure on loan yields as a result of lower level of new problem loans, and an increase in higher yielding investments. We also had some positive growth in the loan portfolio as residential production totaled $36 million in the fourth quarter, up 28.6% compared to the third quarter; and we are expecting that should continue to support the margin in 2010.

In summary, it goes without saying that 2009 was a difficult year; however, capital and liquidity positions are strong and have been improved during the year. We are encouraged by the emerging asset quality trends and by elements within our operating performance and, as such, we are looking forward to improving financial results in 2010.

Now I’ll turn the call back over to Denny.

Dennis S. Hudson III:
Thanks, Bill. We appreciate those comments. I’d invite you to take a close look at the tables we provided in the last two pages of our press release. There you will see in significant detail a trending of our loan balances by loan categories. We provided a tremendous amount of detail in that table; and as you look at that, it’s very clear and very evident that we have made remarkable progress in 2009. That progress really started in late 2008 and actually began earlier than that. Our total construction and development loans related to residential development have been reduced to only 3% of total loans through this period of time, down to almost a nominal number at this point. The entire construction development portfolio has been reduced down to only 11% of total loans and a substantial portion of that are loans to individuals. We have maintained pretty solid stable growth in the CRE portfolio. But as we lay out the detailed trend for loan balances over the last two years at the end of the press release and as those tables demonstrate, we have focused our liquidation efforts on the most problematic areas having the greatest loss potential. This has been our plan for 2009 and this is the path to restoring profitability, hopefully, in 2010 at some point.

We’d now be happy to take a few questions, and we’ll turn the call back over to our moderator.
Operator:
Thank you. If you have a question, please press star and then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Again for any questions, please press star/one on your touchtone phone.

Our first question comes from Christopher Marinac from FIG Partners. Please go ahead.
Christopher Marinac:	Thanks. Good morning, Denny and Bill...
Dennis S. Hudson III:	Good morning.
William R. Hahl:	Good morning.
Christopher Marinac:
....and Jean. Wanted to ask about your conviction about just seeing the rate of inflows slowing, whether it’s this quarter or the first half of the year, whatever timeframe you are comfortable speaking in.

Dennis S. Hudson III:	Well, the reason we are taking a little more optimistic tone is that we have been carefully monitoring our portfolio of larger exposures for the past two years.
Christopher Marinac:	Right.
Dennis S. Hudson III:
And we have achieved this quarter, with the loan sales that occurred this quarter—some of which were written down last quarter and further written down this quarter—a point where those large exposures are now down to a much more acceptable level. And I think in an aggregate sense, you see two things. You are hearing from us, and we’ve seen in the last couple of quarters in some of the detail that we have provided, clear cut evidence that we are reducing the average size of loan in the portfolio. The other thing that comes out very clearly in the detail that we provide is that most of our liquidation effort—and it’s not just been loan sales, it’s been a lot of hard work in terms of achieving traditional liquidation through collection efforts and the like—most of that effort has been in some of the problematic portfolios; and those problematic portfolios today, given where they started, have now come down to very, very low levels. For those reasons—the reduction in the largest credits and a clearer view of the remaining larger credits and what the condition of those credits are—combined with the dramatic reduction in various classes and types of loans that have been most problematic down to a level that is quite small, we are at the point now, Chris, where we just have a handful of loans of any size that we are continuing to monitor or have concerns about. So for those reasons, we believe the credit costs and the inflow now has been and will continue to moderate as we move into 2010. We also have the backdrop of things beginning to more clearly stabilize in the State from a valuation standpoint on the residential side. I think we have some ways to go on the commercial side over this next year, but market conditions are improving—stabilizing, probably more like stabilizing than improving at this point. So you add it all together and you begin to get the payoff from the tremendous and gut-wrenching work that we have done over the last 18 months.

Jean Strickland:
And the question about inflows, we do say in the press release that early stage delinquencies improved or remained stable for all portfolios during the last quarter, and we continue to see that be the case.

Dennis S. Hudson III:
And finally, we have seen since mid-year a continual reduction in the level of classified—internal classifieds coming down. All of this that I have described has really occurred in the context of the last six months, the first in the cycle. We are seeing now—and we have been through two quarters of improving internal metrics—that it is translating into some of external metrics, and certainly the gross numbers are just coming down. So we are sitting here, like I said, at this point in the cycle, with only a 3% exposure to residential construction loans. Most of the 3% that is left has been written down two/three/four times, analyzed six ways to Sunday—I mean we are getting there.

Christopher Marinac:
Great. That’s very helpful color. I appreciate that. Just one follow-up on the margin: Do you have any sense of what a normalized margin, if that’s the right term, could be, and all things being equal, what type of margin lift can happen over time?

William R. Hahl:	Well I think I tried to cover that, Chris, on my comments. I think that on the short run...
Dennis S. Hudson III:	You stopped short of saying what the margin was going to be though. I did notice that.
William R. Hahl:
Well, I said it was going to be stable from the fourth quarter, again because of the inflows that impacted it in the fourth quarter. And we are seeing a continuation of CD rates—the new rates coming on—at below 1%.
I think overall CD rates were north of two, so we have got some room for improvement there going forward.
We also had successful build on core personal deposits. And then as Denny mentioned, we are now looking towards doing the same thing in the small business area in 2010 to improve the mix; so we are hopeful we will get some lift to the margin. But asset yields are pretty low, so there is going to be some potential pressure on that without some loan growth at higher rates than the investments are at right now.

Dennis S. Hudson III:	I think the key point we were making was the excess liquidity, which Bill just mentioned again. At some point we will begin to feel comfortable bringing that back in.
William R. Hahl:	Right.
Christopher Marinac:	Okay, that’s great, guys. Thank you very much.
Dennis S. Hudson III:	Yeah.
Operator:	Our next question comes from Paul Connelly from Southwell Partners.
Paul Connelly:	Good morning.
Dennis S. Hudson III:	Good morning.
Paul Connelly:
Could you talk a little bit about what trends you are seeing in the commercial real estate arena in Florida, and then specifically talk about your portfolio? You talked about maybe having some additional way to go there, and I just wanted to understand the TDR situation in the most recent quarter.

Dennis S. Hudson III:
Sure. Well first of all, just a global comment: commercial real estate is continuing to be under stress given the level of unemployment and the whole market here. As I said last quarter, we have been concerned about that for over 12 months now, and probably beginning in the fourth quarter of 2008, we began to look very carefully at all of our commercial real estate exposures, working with borrowers to identify nonmonetary defaults and to begin to talk with them about additional collateral and other things that we could do to improve the position of the bank going forward. So we have been on that portfolio for quite awhile now, and we have a pretty deep understanding of where we are with it. Again, it’s a stressed environment, as we said. Vacancies have grown all year, generally speaking, across most markets. Most of our exposure is in markets here that have had a little better vacancy, but it’s still not a positive sort of position for us. Specifically looking at our CRE TDRs, there was a significant growth this quarter, as you saw.

Jean Strickland:	They were worked on for months.
Dennis S. Hudson III:
Yeah, and those were things that we had worked on probably the last two quarters and were very significantly focused on trying to provide some sort of restructuring opportunities to provide some assistance to commercial real estate borrowers that we feel are viable—those that have positive cash flows, that are suffering with higher levels of vacancies and the like in this period, but have a good business plan and they have cash flow support, most importantly, for the troubled debt restructure and so forth. For those reasons, we have been very proactive in seeking opportunities to move things into a TDR status—where it makes sense and, again, where it’s supported with cash flow coverage.

Jean Strickland:	And we started talking about that strategy a few quarters ago.
Dennis S. Hudson III:	A couple quarters ago, and I think last quarter we said we expected that number to increase.
Jean Strickland:
Right, and we have seen a decline in values across our markets; and in Florida, that’s the case generally.
We have been talking about it for quite awhile. I think we have said historically that we saw a lot less loss potential in CRE than in the residential construction portfolio; and we’ve been working, as Denny mentioned, on identifying leverage to bring us to the table with the borrowers and shore up positions. We have done a lot of that, with one of the tool sets being troubled debt restructures. A couple of things came together in the fourth quarter that caused the increase in the number there, but we have been working on all types of strategies for really two years.

Paul Connelly:
In your earlier comments, you said that you thought real estate was stabilizing and that credit losses were peaking. Would you say the same is true for the CRE space? Are you seeing the trends regionally outside of your bank, and your portfolio specifically, to be stabilizing in CRE, or is it continuing to worsen?

Dennis S. Hudson III:	I don’t think, Jean, we would say it’s stabilizing at this point. We don’t...
Jean Strickland:	Not on the CRE side.
Dennis S. Hudson III:	We don’t see clear evidence of stabilization in the CRE side.
Jean Strickland:	We...
Dennis S. Hudson III:	It would be fair to say we don’t see a lot of additional inflow at this point out ahead of us.
Jean Strickland:
Right, we have done a lot of work on that portfolio, anticipating a decline, so we think we’re ahead of the problem. We’ve been anticipating it, and it’s been talked about for quite a while; but we do see continued
decline in approaching even the troubled debt structures. We also considered the fact that there might be some further slippage, and so we approached it in a way that there is some cushion there for further decline.

Paul Connelly:	Okay great. Thank you very much.
Operator:	Our next question comes from Ken Puglese from Sandler O’Neill.
Ken Puglese:	Hi, Denny. Ken Puglese. How are you?
Dennis S. Hudson III:	Hey, Ken.
Ken Puglese:
Denny, I think a lot of people were surprised by the size of the loan sales and the sizeable losses, and you say in your press release that you were more successful with the loan sales than you had anticipated. I was just wondering, what was your original expectation for both the amount of sales and the amount of loss?

Dennis S. Hudson III:
The big variance was the sale of the residential portfolio. We were not... that was something that came along that we could take advantage of. As we said in the press release, that accounted for about half of the loan sales that occurred this quarter, so it ended up being double maybe what we thought it would be, but I think it was the right thing to do. So I mean as...

Ken Puglese:	And what about the size of the loss, Denny, what was that relative to what you had anticipated?
Dennis S. Hudson III:
It’s about double, or slightly more than double, what we anticipated. And again, it’s all driven by the residential sale, I would say. Again, that residential sale allowed us to probably take the next two years worth of residential losses and put them behind us. On that portfolio, it allows us to free up resources and redeploy some of our management resources back into the commercial area. It was just an opportunity to really complete a lot of work in the residential mortgage area. Now that portfolio has performed for us generally much better than the State as a whole. I think our NPAs before we did all this were in the high single digits in that portfolio, versus 15-16% or more for the State. This is a prime portfolio, so it had performed okay, but we also saw some stabilization occurring in the residential markets. We saw the level of inflow of problems coming into that portfolio slowing the last two quarters, and we had a lot of action on that portfolio. We had more interest in that than we thought we would get.

Ken Puglese:	So the losses that you took on the resi portfolio that you sold, was that a function of not having these loans marked down enough or...
Dennis S. Hudson III:	No, it was...
Ken Puglese:	...you were real aggressive with the prices you would accept?
Dennis S. Hudson III:
No, when you sell a note, you are selling all of the future collection activity that goes along with that, and all the risk and so forth; so it’s a very different valuation than looking to the underlying collateral.
Most of our work in sizing the residential carrying values up until that sale was based on bona fide understanding of where the value was on an asset-by-asset basis, assuming that a loan would become collateral dependent and that’s where our repayment was coming from. Again, we took probably the next two years worth of losses out of that portfolio and shoved it out the door in one quarter.

Ken Puglese:
Yeah. I’m just a little curious about the timing of the sales. Were they throughout the quarter; and did any of them occur after the end of the quarter and then were put into the fourth quarter numbers, or what?

Dennis S. Hudson III:
Most of them got closed during the quarter, and they occurred in the second half. The residential was sort of a contingent thing we were looking at and we didn’t pull the trigger on that until later in the quarter.
Finally, I think we have $10 million or so in loans held for sale, involving a commercial real estate loan that was written down and sold at the end of the quarter—that actually closed in January.

Ken Puglese:	I see.
Dennis S. Hudson III:	So at 12/31, we had about $10-11 million in our held for sale that represented a loan that was sold.
Ken Puglese:	Okay. Thank you very much.

H.	Russell Holland III: Ken, this is Russ Holland. I just wanted to add that it’s more a factor, as Denny pointed out, that we were able to sell more and that’s what was driving the loss. We monitor the loan sales market, as you know, and it wasn’t the values that were a surprise to anyone; it was just a matter of we were able to sell more because...

Dennis S. Hudson III: The volume.

H.	Russell Holland III: ...we were able to get better pricing.

Ken Puglese:	I see. And the $10 million CRE sale that took place after the end of the quarter, what was the size of loss or the size of the loan?
Jean Strickland:	The loan balance.
Dennis S. Hudson III:	That was the ledger loan balance after it had been written down to the contracted price.
Ken Puglese:	I see. Okay, thank you very much, guys.
Dennis S. Hudson III:	Sure.
Operator:	Our next question comes from Dave Bishop from Stifel Nicolaus. Please go ahead.
Dave Bishop:	Hey good morning, guys.
Dennis S. Hudson III:	Good morning.
Dave Bishop:
Hey, I apologize if I missed this in the release, but in terms of the charge-off activity this quarter, I don’t know if there’s a way to allocate that specifically to tranches or the loan sales, resi versus the commercial, what sort of haircuts that you had to accept for the loan sales? Maybe just some color.

H.	Russell Holland III: It’s pretty consistent, the resi and the commercial. We got a little better pricing on the resi than the commercial.

Dennis S. Hudson III:
The aggregate marks on the sale, I would say, were generally consistent with what we have seen all year.
I’ve read a couple people commenting that they thought the market was improving. We did see some improvement I think in the residential sale numbers, which is why we pulled the trigger on that. But generally speaking, we have not seen any dramatic change in pricing expectation on the part of buyers in that loan sale area. The other thing I just want to make clear to everybody is that we have been on a mission for two years, and particularly during 2009, to reduce the aggregate level of credit risk in the loan portfolio. This quarter, as we stated, we now are firmly below the targets or guidance provided by regulators in 2006 regarding CRE concentrations, and that guidance that came out in ‘06 said (paraphrased):

“If a bank has greater than 100% of capital and reserves in construction loans, or greater than 300% of capital and reserves in CRE loans, including construction, we think you have a bit of a concentration and you need to do something about it.” Today, 12/31, the construction piece is down to 65% of capital and reserves, and the CRE total is down to 295%, so we are firmly below those numbers really for the first time in the cycle. That is what we have been seeking to achieve over the last 12 months. It does not happen without losses, and it does not happen without a lot of gut-wrenching decisions along the way—but it is the path to restoring profitability for the Company sooner rather than later, and that’s what we have been about over this last year. We think it is the last gut-wrenching loss we are going to have for the cycle. We think, going forward, things will be much more manageable. That’s what we have been seeking to achieve: to get our arms around this credit problem to the point where we can more carefully move ourselves forward, and bring final resolution to this as we go out beyond the end of the cycle. So that’s been the key: to reduce credit risk. That doesn’t happen without pain, and that’s unfortunately what we were facing in late ‘08 as it was apparent that we were in this remarkable valuation decline on the residential side. In some of our markets, we have seen home prices from peak to today down 65%. The good news is: it seems to have stabilized and it’s stabilizing on increasing sales volume. That sales volume continued even into the month of
December. Although we have seen some fall-off nationally, it continued here, although not as strong as it was in November, but it did continue, and we’re pleased with that. So I’ll shut up and take another question.

Operator:	Thank you. Our next question comes from Al Savastano from Macquarie Financial.
Al Savastano:	Good morning, guys. How are you?
Dennis S. Hudson III:	Morning.
William R. Hahl:	Morning.
Al Savastano:	Just a couple questions. Can you give us a little color on the decision to lower reserves as a percentage of loans this quarter? I assume that would be due to the lower classified assets.
Jean Strickland:
As Denny was just commenting on, we made significant headway in reducing risk in the portfolio; and we, of course like all institutions, have methodology around establishing our level of allowance for loan and lease losses, and it came in reflecting the lower risk of the portfolio.

Dennis S. Hudson III:
First of all, the decline in the ratio was not too terribly significant. The decline in dollars certainly reflected, among other things, the reduced size of the portfolio, the impact of the loan sales, and all of that. And you are right, Al, there was some decline in the level of classifieds that would have had some impact on that, but it’s everything.

Al Savastano:	I’m just worried—or not worried; that’s the wrong word. Just trying to figure out what would happen in 2010, if you guys expect that ratio to continue to decline?
Dennis S. Hudson III:
I don’t know that we expect it to decline in the near-term. But as we continue to work our way through these issues, and see the numbers come down and improve and loss rates improve, we may see a decline, but it isn’t going to happen overnight.

Al Savastano:	Okay. And then do you have any sense of what the construction charge-offs were in the quarter as a percentage of charge-offs or dollar amount?
Dennis S. Hudson III:	I’m sorry, we don’t have that in front of us. We’ll get back with you on that.
Al Savastano:	Okay.
Dennis S. Hudson III:
I will tell you, generally speaking, the charge-offs were probably heavier—and they have been for, I would say, the first half of 2009 and the last part of 2008—the construction charge-offs clearly dominated the numbers. That twisted probably midyear and began to more be impacted by the CRE portfolio. Again, it’s evident that we’ve been working the CRE problem for well over a year.

Al Savastano:	Gotcha. Just trying to gauge how much...
Dennis S. Hudson III:
But it’s kind of hard to say because so much of this is overwhelmed by the impact of the loan sales, and particularly in the recent quarter, that was impacted, as you know, by residential credit, so...

Al Savastano:	Right. Just trying to figure out how much charge-offs could drop in the next couple of quarters.
Dennis S. Hudson III:	Right.
Al Savastano:	And then on the CDs, can you guys give a little color on how much is coming off, or will re-price in the first quarter, and at what rate?—or the first couple quarters?
William R. Hahl:
No, I don’t really have that, Al. I don’t know... It’s a short portfolio, probably averages around seven or eight months for the weighted average life. So you can basically judge it that way: we’ve got about $700 million, and you have roughly $10 million... Is that right?... Yeah, around $10 million a month coming off...

Al Savastano:	Okay and you did say that they’re going to re-price at about 100 basis points lower, or current rates are about 100 basis points lower than where the yield is?
William R. Hahl:	Well, I said they were pricing at sub 1%, re-pricing at sub 1%, and I thought the CD overall portfolio was at about two...
Al Savastano:	220.
William R. Hahl:	...220, yeah, right.
Al Savastano:	Okay, thank you.
William R. Hahl:	Uh-huh.
Operator:	Our next question comes from Matt Olney from Stephens Incorporated.
Matt Olney:	Hey good morning, guys.
Dennis S. Hudson III:	Hey, Matt.
Matt Olney:
Hey, going back to the potential recapture of that tax benefit, it sounds like we need to see some signs in the bank and in the markets. So can you give any specifics about what you are looking for? Is it something like earnings (inaudible) over the next two years, or is it more something like just overall stabilization of the CRE portfolio?

Dennis S. Hudson III:	Well, number one, do we believe we’re going to return to profitability sometime in the carry forward period of...
William R. Hahl:	Twenty...
Dennis S. Hudson III:
....20 years. Answer, yes. Are we permitted to take that into consideration in support of our deferred tax asset? Yes, we are. The greatest amount of evidence needs to be not at the end of the 20 years, obviously, but in the near-term over the next couple of two or three years. We have... Do we have internal projections showing us returning to profitability over the next couple of years? Absolutely, we do. Do we believe it?
Yes, we do. The problem has been that our actual performance, and you all can certainly appreciate this, has been very volatile. And so we are just now becoming more comfortable with our ability to accurately project when our return to profitability comes. We are increasing our confidence every quarter. Why is that confidence increasing?—because we are reducing risk in the loan portfolio. We are reducing risk by reducing large balance problems and our largest most problematic, most loss-potential assets, and getting them behind us. As we do that, the lines start to cross and we become far more confident in our ability to accurately project exactly when we will return to profitability. At a certain point, when we all get comfortable that the projection can now start to be relied upon more accurately—and every quarter you drop off a quarter and add a quarter—then we will be ready to book that asset. We think that it is not inconceivable that that could happen in 2010. As a matter of fact, that’s our goal.

Matt Olney:	Right. Thanks, guys.
Operator:	As a reminder, you can press star/one to ask questions.
Our next question comes from Dave Bishop from Stifel Nicolaus.
Dave Bishop:
Yeah, Denny, I had a follow-up in terms of restructured loans, maybe the legacy restructured loan performance. The third quarter balances, how did they generally perform in terms of the modified terms?

Jean Strickland:	We sold some of those.

H.	Russell Holland III: Residential.

Jean Strickland: Right.

H.	Russell Holland III: Yeah, residential side.

Dennis S. Hudson III:	We... I think your question is: How have the modified loans...
Jean Strickland:	Performed.
Dennis S. Hudson III:
...performed? Generally speaking, they would not be in a trouble debt status unless they were performing.
But we have proactively gone in and made some adjustments and, in return for something from the borrower that strengthens our position, maybe gave something back that would increase their comfort and ability to continue to handle debt service going forward in the stressed environment—that’s kind of what triggers a troubled debt restructure. If we had one that wasn’t performing, then it would be classified as nonaccrual, maybe troubled debt if it performed for a period of time, but at some point it would move over there. But it’s more likely to be in the nonaccrual category.

Dave Bishop:	Yeah, I was looking in terms of flow. I mean in terms of the legacy third quarter...
Dennis S. Hudson III:
Yeah, the flow was big this quarter. And again, we explained it by saying that there were several larger commercial real estate projects, these would be cash flowing type deals, that we moved to troubled debt restructure as a result of work we did with the borrower. Generally speaking, they were all performing credits that moved over into troubled debt restructure, and we’ll continue to monitor them in the coming quarters to see. But when they get there, they’ve been completely evaluated for valuation. They have valuation support for the asset and, secondly, they all have cash flow support for the payment structures that are in place so...

Jean Strickland:	The re-default risk I know is talked about heavily, especially on the residential side. That was one...
Dennis S. Hudson III:	And it’s there, that’s why it’s troubled debt.
Jean Strickland:	Right.
Dennis S. Hudson III:	I mean that’s why it’s in that category.
Jean Strickland:	That’s also why we looked to sell a lot of that residential...

H.	Russell Holland III: Yeah, the commercial is supported by cash flow from tenants and operating businesses, so there’s...

Jean Strickland:
Right, the addition this quarter was more along the lines of the commercial that we were working on for a while. But I just want to also point out that we do troubled debt restructures also in the nonperforming category, and we keep those loans on nonaccrual when we don’t have the high confidence level that we do with the ones that we have accruing.

Dennis S. Hudson III:	Right.
Jean Strickland:	So we make that distinction ourselves.
Dennis S. Hudson III:	A substantial portion of the current nonperforming loans that we described in the body of the press release would represent troubled debt restructures that are currently classified as nonaccrual.
Jean Strickland:	And when we take out all the payments, we get to principal and reduce principal on those.
William R. Hahl:	Yeah, there’s a table...
Dennis S. Hudson III:	Moderator, could you check to see if we have any other questions?
Operator:	Yes, we have a question Christopher Marinac from FIG Partners.
Christopher Marinac:
Thanks, Denny. I just want to ask about, I guess, your availability or interest in doing an FDIC deal in the near-term, or would that be something you wanted to do later in the year as you get a few more initiatives on the credit side behind you?

Dennis S. Hudson III:
Well, one reason that we are working so aggressively to clean up the credit side and improve the overall condition of the bank is to better position ourselves to take advantage of those opportunities that are clearly coming towards us throughout the State. We think they are going to be significant, and it’s something we definitely have as a key element of our strategic plan that we are currently operating under.
So, yes, it’s something that is there. There are not a lot of banks in the state... If you look at what’s gone on in the State, I’m not sure there’s going to be a lot of banks that survive this whole thing, but those that do will have a much different environment out ahead of them. So it’s a key element—something that we are looking at very carefully, and something we have communicated with regulators about and have a very keen interest in—and we will continue to update you as we go through time on that.

Christopher Marinac:	Very well. Thanks a lot.
Operator:	Our next question comes from Ken Puglese from Sandler O’Neill.
Ken Puglese:
Denny, this is kind of follow-up on that question. You raised a fair amount of capital the last few quarters and, after the asset quality clean up of the last two quarters, the tangible common ratio is pretty much back to where it started; so I’m wondering if you feel a need to raise capital in order to be able to participate in these deals.

Dennis S. Hudson III:
Well, as Bill said, when you adjust TCE back for the tax benefit, which we know at some point will happen, we actually come out ahead of where we were—substantially ahead of where we were before we started the capital raise—so we think that’s something to consider when you look at our book value and you look at our
TCE numbers. The question about raising capital, well if we had a substantial opportunity and were awarded a bid on something sizeable, it may indeed require capital, and we’ll just have to see. But we think that could be a really good news story if that were to happen.

Ken Puglese:	All right, thanks.
Operator:	At this moment, we show no further questions. Thank you.
Dennis S. Hudson III:	Okay. Thank you very much for your attendance today, and we look forward to talking with you in April. Bye-bye.
Operator:	Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note: * Proper names/organizations spelling not verified.